Exhibit 99.1
News

Silicon Valley Bank Names Michael Descheneaux President and Daniel Beck CFO
New Appointments Support Company’s Continued Growth

SANTA CLARA, CA – May 12, 2017 -- Silicon Valley Bank, the bank of the world’s most innovative companies and their investors, announced that Michael Descheneaux, SVB Financial Group’s (Nasdaq: SIVB) Chief Financial Officer, has been promoted to president of Silicon Valley Bank and Daniel Beck, former CFO of Bank of the West, will become SVB Financial Group’s CFO, effective June 5, 2017.

Silicon Valley Bank has experienced significant growth over the last decade, and continues to build the business, expand globally and provide the services, experience, and connections innovative companies and their investors need to be successful. Silicon Valley Bank is the 40th largest U.S. bank by assets and it was named the “Most Just Bank" in 2016 in Forbes. SVB works with more than half of the venture capital-backed companies in the U.S., and was the bank to 58 percent of U.S. VC-backed companies that had an IPO in 2016.

“Everything we do at Silicon Valley Bank is focused on our ability to increase our clients’ probability of success,” said Greg Becker, CEO of SVB Financial Group and Silicon Valley Bank. “Mike’s passion for SVB, our clients and our employees, and his drive to keep looking forward and focus on what comes next, make him perfectly suited to lead our banking strategy and deliver on our mission to help our clients succeed. We are thrilled to welcome Dan as our new CFO. We will benefit from his strong banking and financial leadership experience as we continue to grow and reach new financial milestones in our business.”

As CFO, Descheneaux has been responsible for all finance, treasury and accounting functions for the company since 2007. In addition, he oversaw the company’s $3 billion investment arm, SVB Capital, served on the Board of Directors for the company’s joint venture bank in China, and has been instrumental in the company’s leadership as a member of the executive committee.

“The opportunities for entrepreneurs, companies and investors in the innovation economy are strong and getting stronger,” said Mike Descheneaux, incoming president of Silicon Valley Bank. “We are constantly amazed by the disruption, advancements, and inventions our clients envision and bring to market. It’s our challenge to continue to deliver the services and expertise our clients need, at their pace, and in innovation hubs around the world. I am grateful for the opportunity to build on our incredible base and help Silicon Valley Bank deliver for our clients.”

Beck joins SVB Financial Group from Bancwest Corp. where he was CFO and Treasurer and a member of the executive management committee. Previously he was CFO of Bank of the West and the bank’s controller. In his former positions, Beck was responsible for leadership of the finance function, along with large scale transformation programs. He managed the relationships and communication with the parent company, regulators, rating agencies and management and he also played a lead role in the company’s successful submission of its first Comprehensive Capital Analysis and Review (CCAR) stress test. Prior to joining Bancwest, Beck held financial positions at Wells Fargo and Freddie Mac and worked

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at Deloitte & Touche and E*Trade Financial Corporation earlier in his career. Beck earned a bachelor’s degree in accounting from Virginia Commonwealth University and a bachelor’s degree in biology from Virginia Polytechnic Institute and State University.

As CFO of SVB Financial Group, Beck will lead the finance, treasury and accounting functions for the company and he will be a member of the executive committee.
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Contact:
Carrie Merritt
Director of Public Relations
Silicon Valley Bank
503-778-1027
cmerritt@svb.com